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                                                                    Exhibit 23.1

                                                              September 20, 1996

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

         RE:  Registration of 1,133,000 shares of Common Stock of
              Psychemedics Corporation on SEC Form S-8 Registration
              Statement
              -----------------------------------------------------

Gentlemen:

         Our opinion, as counsel for Psychemedics Corporation (the "Company"), has been solicited in connection with the registration under the Securities Act of 1933 of an additional 1,133,000 shares of Common Stock, $.005 par value ("Common Stock"), to be issued by the Company pursuant to the Company's 1989 Employee Stock Option Plan and the Company's 1989 Non-Qualified Stock Option Plan (collectively the "Option Plans") as more particularly set forth in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about September 20, 1996.

         We have examined the Certificate of Incorporation of the Company, the By-laws and minute books of the Company, the Option Plans, and the pertinent statutes of the State of Delaware.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered by the Company pursuant to said Registration Statement will be, when issued and paid for in accordance with the terms of the Option Plans, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                             Very truly yours,


                                             LYNCH, BREWER,
                                             HOFFMAN & SANDS, LLP



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